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EXHIBIT 11

                           CHARTER ONE FINANCIAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS

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                                                         THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                         ---------------------------    ---------------------------
                                                             1997           1996           1997            1996
                                                             ----           ----           ----            ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

COMPUTATION OF PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares
   outstanding........................................     46,215,423     47,349,145     46,269,971      47,314,545
  Add common stock equivalents for shares
   issuable under:
    Stock Appreciation Rights Plan(1).................         49,145         47,791         49,161          48,681
    Stock Option Plan(1)..............................      1,236,955        946,475      1,244,491         938,838
                                                         ------------    -----------    -----------    ------------
      Weighted average number of shares outstanding
        adjusted for common stock equivalents.........     47,501,523     48,343,411     47,563,623      48,302,064
                                                         ============    ===========    ===========    ============

Net income............................................  $      45,731         41,370         89,817          79,820
Primary earnings per share............................  $         .96            .86           1.89            1.65

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares
   outstanding........................................     46,215,351     47,349,145     46,269,935      47,324,013
  Add common stock equivalents for shares
   issuable under:
    Stock Appreciation Rights Plan(2).................         49,649         47,889         49,413          50,609
    Stock Option Plan(2)..............................      1,483,601        977,417      1,368,813       1,008,282
                                                         ------------    -----------    -----------    ------------
      Weighted average number of shares outstanding
        adjusted for common stock equivalents.........     47,748,601     48,374,451     47,688,161      48,382,904
                                                         ============    ===========    ===========    ============

Net income............................................  $      45,731         41,370         89,817          79,820
Fully diluted earnings per share......................  $         .96            .86           1.88            1.65

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(1) Additional shares issuable were derived under the "treasury stock method"
    using average market price during the period.
(2) Additional shares issuable were derived under the "treasury stock method" using the higher of the average market price during the period or the market price at the end of the period.
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